UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1

TO

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

Corcept Therapeutics Incorporated

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Common Stock, $0.001 par value

(Title of Class of Securities)

218352102

(CUSIP Number of Class of Securities)

Atabak Mokari

Chief Financial Officer

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copy to:

Jeffrey T. Hartlin

Samantha Eldredge

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94034

Telephone: (650) 320-1800

Facsimile: (650) 320-1900

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO initially filed by Corcept Therapeutics Incorporated, a Delaware corporation (“Corcept” or the “Company”), with the Securities and Exchange Commission on March 6, 2023 (together with any amendments or supplements thereto, including this Amendment, the “Schedule TO”), which relates to the offer by the Company to purchase up to 7,500,000 shares of its common stock, par value $0.001 per share (the “Shares”), at a price not greater than $22.00 nor less than $19.25 per Share, as defined in the Offer to Purchase (defined below), to the seller in cash, less any applicable withholding taxes and without interest.

The Company’s offer was made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 6, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), copies of which were previously filed with the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”).

This Amendment is being filed solely to refile Exhibit (a)(1)(G) of the Schedule TO, the Form of Notice of Withdrawal, to reflect the correction of typographical errors with respect to the maximum price per Share in the Offer. As described in the Offer to Purchase, the Letter of Transmittal and the other exhibits filed with the Schedule TO, the Offer is to purchase Shares at a price per Share not greater than $22.00 nor less than $19.25 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and conditions described in the Offer to Purchase, the Letter of Transmittal and in other related materials as may be amended or supplemented from time to time.

Except as amended hereby to the extent specifically provided herein, all terms of the Offer and all other disclosures set forth in the Schedule TO and the exhibits thereto remain unchanged and are hereby expressly incorporated into this Amendment by reference.

Capitalized terms used and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Schedule TO.

ITEM 12.	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

(a)(1)(A)*	Offer to Purchase, dated March 6, 2023.

(a)(1)(B)*	Letter of Transmittal (including IRS Form W-9).

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees, dated March 6, 2023.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees, dated March 6, 2023.

(a)(1)(F)*	Summary Advertisement, dated March 6, 2023.

(a)(1)(G)**	Form of Notice of Withdrawal.

(a)(1)(H)*	Email Communication to Employees.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

EXHIBIT NUMBER	DESCRIPTION

(a)(5)*	Press Release, dated March 6, 2023.

(b)	None.

(d)(1)	Amended and Restated Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Joseph K. Belanoff, M. D., dated September 19, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

(d)(2)	Amended and Restated Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and James N. Wilson, dated September 19, 2008 (incorporated by reference to Exhibit 10.28 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

(d)(3)	Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Appendix A to the registrant’s Proxy Statement on Schedule 14A filed on May 7, 2009).

(d)(4)	Form of Option Agreement for options granted pursuant to the Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 15, 2011).

(d)(5)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and G. Charles Robb, dated September 1, 2011 (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 8, 2011).

(d)(6)	Corcept Therapeutics Incorporated 2012 Incentive Award Plan (incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 21, 2012).

(d)(7)	Form of 2012 Incentive Award Plan Stock Option Grant Notice and Agreement (incorporated by reference to Exhibit 10.14 to the registrant’s Annual Report on Form 10-K filed on February 15, 2022).

(d)(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Hazel Hunt, dated August 3, 2020 (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2020).

(d)(9)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Joseph Douglas (“J.D.”) Lyon, dated August 3, 2020 (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2020).

(d)(10)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Sean Maduck, dated August 3, 2020 (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2020).

(d)(11)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Atabak Mokari, dated March 1, 2021 (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on March 1, 2021).

(d)(12)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and William Guyer, dated February 9, 2022 (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K filed on February 15, 2022).

(d)(13)	Form of 2012 Incentive Award Plan Restricted Stock Unit Grant Notice and Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2022).

EXHIBIT NUMBER	DESCRIPTION

(d)(14)	Form of 2012 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2022).

(g)	None.

(h)	None.

107*	Filing Fee Table.

*	Previously Filed.
**	Filed Herewith.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Corcept Therapeutics Incorporated

Date: March 7, 2023	By:	/s/Atabak Mokari
Atabak Mokari
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

(a)(1)(A)*	Offer to Purchase, dated March 6, 2023.

(a)(1)(B)*	Letter of Transmittal (including IRS Form W-9).

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees, dated March 6, 2023.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees, dated March 6, 2023.

(a)(1)(F)*	Summary Advertisement, dated March 6, 2023.

(a)(1)(G)**	Form of Notice of Withdrawal.

(a)(1)(H)*	Email Communication to Employees.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)*	Press Release, dated March 6, 2023.

(b)	None.

(d)(1)	Amended and Restated Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Joseph K. Belanoff, M. D., dated September 19, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

(d)(2)	Amended and Restated Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and James N. Wilson, dated September 19, 2008 (incorporated by reference to Exhibit 10.28 to the registrant’s Annual Report on Form 10-K filed on March 31, 2009).

(d)(3)	Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Appendix A to the registrant’s Proxy Statement on Schedule 14A filed on May 7, 2009).

(d)(4)	Form of Option Agreement for options granted pursuant to the Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 15, 2011).

(d)(5)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and G. Charles Robb, dated September 1, 2011 (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 8, 2011).

(d)(6)	Corcept Therapeutics Incorporated 2012 Incentive Award Plan (incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 21, 2012).

(d)(7)	Form of 2012 Incentive Award Plan Stock Option Grant Notice and Agreement (incorporated by reference to Exhibit 10.14 to the registrant’s Annual Report on Form 10-K filed on February 15, 2022).

EXHIBIT NUMBER	DESCRIPTION

(d)(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Hazel Hunt, dated August 3, 2020 (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2020).

(d)(9)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Joseph Douglas (“J.D.”) Lyon, dated August 3, 2020 (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2020).

(d)(10)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Sean Maduck, dated August 3, 2020 (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2020).

(d)(11)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and Atabak Mokari, dated March 1, 2021 (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on March 1, 2021).

(d)(12)	Severance and Change in Control Agreement by and between Corcept Therapeutics Incorporated and William Guyer, dated February 9, 2022 (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K filed on February 15, 2022).

(d)(13)	Form of 2012 Incentive Award Plan Restricted Stock Unit Grant Notice and Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2022).

(d)(14)	Form of 2012 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on August 4, 2022).

(g)	None.

(h)	None.

107*	Filing Fee Table.

*	Previously Filed.
**	Filed Herewith.